UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2005

Axeda Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26287	23-2763854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Oxford Road, Mansfield, Massachusetts	02048
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (508) 337-9200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 23, 2005, Axeda Systems Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) informing the Company that it failed to evidence compliance with the $1.00 bid price requirement set forth in Marketplace Rule 4310(c)(4) within the 180-day “grace” period that expired on February 22, 2005. Nasdaq also informed the Company that it was not automatically eligible for an additional 180-day period to regain compliance with Marketplace Rule 4310(c)(4) because it did not meet all of The Nasdaq SmallCap Market criteria for initial inclusion set forth in Marketplace Rule 4310(c) as of February 22, 2005.

In addition, the Company received prior notice that it was not in compliance with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. At a hearing held on February 17, 2005, the Company appealed the decision of the Nasdaq staff to delist the Company’s common stock to a Nasdaq Listing Qualifications Panel (the “Panel”). At the hearing, the Company presented its plan to regain compliance with both Marketplace Rules 4310(c)(2) and 4310(c)(4).

In the February 23, 2005 letter, Nasdaq informed the Company that the Panel will consider the Company’s failure to comply with both requirements in rendering its decision with respect to the Company’s continued listing on Nasdaq. Nasdaq invited the Company to make a written submission regarding the additional bid price deficiency by no later than Wednesday, March 2, 2005. If the Company does not submit any additional materials, the Panel will render its determination based upon the record to date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AXEDA SYSTEMS INC.
(Registrant)

Date: March 1, 2005	By:	/s/ Karen F. Kupferberg
Karen F. Kupferberg
Executive Vice President and Chief Financial Officer

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